Exhibit 10.4.7
EMPLOYEE INCENTIVE AWARD AGREEMENT

This Employee Incentive Award Agreement (the “Agreement”) is entered into as of April 25, 2025 (the “Effective Date”), by and between The Beneficient Company Group, (USA), L.L.C. (including its affiliates, the “Company”) and [______________] (“You”). Subject in full to the terms and conditions set forth herein, upon execution of this Agreement by You and the Company, you will be entitled to receive an Incentive Bonus (defined below) upon each Milestone (defined below) as set forth below.
AWARD DETAILS
Subject to the terms and conditions set forth herein, for every $25 million (each such threshold, a “Milestone”) of gross proceeds the Company realizes from asset sales (up to $75 million of total gross proceeds), You shall receive a cash incentive bonus (each, an “Incentive Bonus”) in the amounts set forth below on or before the payment date of the next payroll period following reaching such Milestone.

1.First Milestone: $[_____]
2.Second Milestone: $[_____]
3.Third Milestone: $[_____]

Total Potential Incentive Bonus: $[_____]
TERMS AND CONDITIONS

1.Conditionality of Award. Each Incentive Bonus payment is strictly contingent upon: (i) the Company’s successful realization of the applicable Milestone, as determined by the Company’s Chief Financial Officer and (ii) Your continued employment with the Company in good standing at the time the corresponding Milestone is achieved so long as You do not resign prior to the payment being made.
2.Confidentiality. You agree to keep the existence and terms of this Agreement and the Company’s plans to sell assets and any proceeds realized from such asset sales strictly confidential. You shall not disclose the existence of this Agreement or any information regarding its terms, or the Company’s asset sales to any third party (other than immediate family members who agree to maintain such confidentiality; tax advisors, financial planners, or legal counsel on a need-to-know basis who are bound by professional obligations of confidentiality) without the prior written consent of the Company’s General Counsel (“Confidentiality Obligations”). You acknowledge that disclosure of information regarding the Company’s plans to sell assets or other information related to this Agreement may violate Securities and Exchange Commission regulations and Company policies. Breach of the Confidentiality Obligations shall, at the sole option of the Company, result in immediate forfeiture of any unpaid Incentive Bonus amounts hereunder and may result in additional legal action. For the avoidance of doubt, nothing in this Agreement is intended to interfere with any rights afforded to You under Section 7 of the National Labor Relations Act. Notwithstanding the foregoing Confidentiality Obligations, You may disclose information that would otherwise be confidential hereunder if and only to the extent: (i) required by law, regulation, or order of a court or governmental authority having jurisdiction; (ii) required in response to a valid subpoena, court order, or other legal process; or (iii) requested by a regulator with jurisdiction over the Company or You; provided that, to the extent legally permissible, You shall promptly notify the Company in writing of such requirement prior to any such disclosure to allow the Company a reasonable opportunity to seek a protective order or other appropriate remedy to prevent or limit such disclosure. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, You agree to furnish only that portion of the confidential information that is legally required and to use reasonable efforts to obtain assurance that confidential treatment will be accorded such information.
3.Tax Withholding. All Incentive Bonus payments are subject to applicable tax withholdings and will be reported as income to relevant tax authorities.

4.No Employment Contract. This Agreement does not constitute an employment contract and does not alter the at-will nature of Your employment relationship with the Company.
5.No Assignment. You may not assign or transfer any rights under this Agreement.
6.Modification. This Agreement may only be modified in writing signed by both You and the Company.
7.Governing Law. This Agreement shall be governed exclusively by the laws of the state of Texas.
8.Entire Agreement. This Agreement constitutes the entire understanding between You and the Company regarding the subject matter herein and supersedes all prior discussions, agreements, and understandings. By signing this Agreement, you acknowledge and agree that, other than the Incentive Bonus described in this Agreement, you are not entitled to any further or other bonus or other incentive payment from the Company and You hereby release the Company and forever waive any and all claims to any other bonus.

The parties hereby acknowledge their agreement to the terms and conditions set forth above by their signatures below:

COMPANY:

By: __________________________________
Derek L. Fletcher, Chief Fiduciary Officer

EMPLOYEE:

By: __________________________
Name: _______________________